EXHIBIT 4.44

TERM OF AUTHORIZATION
No. 55/2008/SPV – ANATEL

TERM OF AUTHORIZATION FOR USE OF THE ASSOCIATED RADIOFREQUENCIES OF THE MOBILE PERSONAL SERVICE EXECUTED BY AND BETWEEN THE NATIONAL TELECOMMUNICATIONS AGENCY – ANATEL AND TIM CELULAR S.A.

BRASILIA 2008

TERM OF AUTHORIZATION No. 55/2008/SPV – ANATEL

TERM OF AUTHORIZATION FOR USE OF THE RADIOFREQUENCIES ASSOCIATED TO THE MOBILE PERSONAL SERVICE MADE BY AND BETWEEN THE NATIONAL TELECOMMUNICATIONS AGENCY-ANATEL AND TIM CELULAR S.A.

Hereby, on one side, AGÊNCIA NACIONAL DE TELECOMUNICAÇÕES – ANATEL, hereinafter referred to as ANATEL, an entity that integrates the UNION, pursuant to the terms of Federal Law No. 9.472, of July 16, 1997, General Telecommunications Law – LGT, combined with Article 194, II, of the Internal Regime of Anatel, approved by Resolution No. 270, of July 19, 2001, with CGC/MF No. 02.030.715/0001-12, presently represented by its Private Service Superintendent  JARBAS JOSÉ VALENTE, Brazilian, married, registration CREA-DF No. 4.346/D and CPF/MF No. 184.059.671-68, according to Ordinance No. 42, of February 23, 2000, published in the Union Gazette – DOU, of February 25, 2000, according to the approval of its Managing Board by Act No. 1698, of March 26, 2008, published in the Union Gazette of March 28, 2008, and, on the other side, by TIM CELULAR S.A., CNPJ No. 04.206.050/0001-80, presently represented by its attorneys-in-fact, PAULO ROBERTO DA COSTA LIMA, Brazilian, married, engineer, holder of ID Card RG No. 02100430-4, issued by Instituto Félix Pacheco, and registered under CPF/MF No. 164.125.917-53 and LEANDRO ENRIQUE LOBO GUERRA, Brazilian, married, engineer, holder of ID Card RG No. 3055777-8, issued by the Public Safety Department of the State of Paraná, and registered under CPF/MF No. 680.334.279-49, hereinafter referred to as AUTHORIZEE, enter into this TERM OF AUTHORIZATION, which will be governed by the rules mentioned below and by the following clauses:

Chapter I

Purpose, Area and Term of Authorization

Clause 1.1 – The purpose of this Term is the concession of an Authorization for Use of Radiofrequencies Blocks, without exclusivity, primarily, in the sub-ranges of radiofrequencies, as defined below:

a) sub-range I (1.955 MHz to 1.965 MHz for transmission of the Mobile Stations and 2.145 MHz to 2.155 MHz for transmission of the Base Radio Stations), in the state of Santa Catarina.

Clause 1.1.1.- The Concession of Authorization for Use of Radiofrequency Blocks is a restricted administrative act, associated to the concession, permission or authorization for the provision of telecommunications services, which attributes to the interested party, for a definite period, the right of use of radiofrequency, in the legal and regulatory conditions.

Clause 1.2. – For purposes of this Term, the following definitions apply:

I – Municipalities without SMP: urban area of the Headquarters District of the Municipality where the provisions in Clause 10.4 of this Term applies.

Chapter II
Effective Period

Clause 2.1 – This Authorization for Use of Radiofrequency Blocks is issued for the period of 15 (fifteen) years, counted from the date of publication in the Union Gazette – DOU of the statement of this Term, for remuneration, associated to the Authorization for Provision of the Personal Mobile Service – SMP, TERM OF AUTHORIZATION No. 049/2004/SPV-ANATEL, of December 30, 2004, published in the DOU (Union Gazette) of January 14, 2005, subject to extension, only once, for an equal period, its effectiveness being subject to maintenance of the requirements contemplated in this Term.

§1 – The use of radiofrequency will occur primarily and be restricted to the Provision Area.

§2- The right of use of radiofrequency is subject to efficient and adequate use of the same.

§3 – The sharing of radiofrequency, when it does not imply in prejudicial interference, not impose a limitation to the provision of SMP, may be authorized by ANATEL.

Chapter III
Price for Concession of Authorization for Use of Radiofrequency Blocks

Clause 3.1.- The value of the concession for authorization for use of radiofrequency in the Sub-range contemplated in this term is R$ 57,070,202.26 (fifty-seven million, seventy thousand, two hundred and two reais and twenty-six cents), to be paid as follows:

a) The total value proposed or 10% of this value shall be paid on the date of execution of this Term of Authorization, the amount to be paid being restated by the variation of the IST (Telecommunications Sector Index), from the date of delivery of the Identification and Social Regularity Documents, of the Price Proposal and of the Qualification Documentation until the date of the effective payment, if the payment occurs after 12 (twelve) months, from the date of delivery of the Identification and Fiscal Regularity Documents, of the Price Proposals and of the Qualification Documentation;

b) The remaining 90% shall be paid in six equal and annual installments, with maturity, respectively, in up to 36 (thirty-six), 48 (forty-eight), 60 (sixty), 72 (seventy-two), 84 (eighty-four) and 96 (ninety-six) months counted from the date of execution of this Term of Authorization, the amount to be paid being restated, by the variation of the IST (Telecommunications Sector Index), from the date of delivery of the Identification and Fiscal Regularity Documents, of the Price Proposals and of the Qualification Documentation until the date of effective payment, if the payment occurs after 12 (twelve) months, from the date of delivery of the Identification and Fiscal Regularity Documents, of the Price Proposals and of the Qualification Documentation, accreted of simple interest of 1% (one percent) per month, accruing on the restated value, from the date of execution of this Term.

Clause 3.2. The AUTHORIZEE, for extension of the right for use of radiofrequencies associated to the Authorization for the exploration of the Personal Mobile Service, shall pay, every biennium, during the extension period, liens corresponding to 2% (two percent) of its revenue from the year prior to payment, of the SMP, net of the taxes and social contributions accruing, whereas in the 15th year the AUTHORIZEE shall pay 1% of its revenue from the previous year.

§1 – In the calculation of the value mentioned in the heading of this Clause, the net revenue resulting from the application of the Service, Basic and Alternative Plans, as well as the revenues resulting from the values for the remuneration of use of its networks, contemplated in the Authorization for exploitation of the Personal Mobile System shall be considered.

§2- The calculation of the percentage mentioned in the heading of this Clause will be made always in relation to the net revenue of deductions of taxes and accruing contributions, calculated between January and December of the previous year and obtained from the financial statements prepared according to the fundamental accounting principles approved by the Administration of the AUTHORIZEE and audited by independent auditors, and the payment will be due on April 30 (thirty) of the year subsequent to that of verification of the lien.

§3 – The first installment of the lien will fall due on April 30 (thirty), 2025, calculated considering the net revenue verified of January 1 to December 31, 2024, and the subsequent installments will fall due each twenty-four months, having as tax basis the revenue of the previous year.

§4- The delay in payment of the lien contemplated in this Clause will imply the collection of an arrears fine of 0.33% (zero point thirty-three percent) per day, up to the limit of 10% (ten percent), plus the reference rate SELIC for federal instruments, to be applied on the value of the debt, considering all the days of arrears in the payment.

§5- Non payment of the value stipulated in this Clause will lead to forfeiture of the Authorization for Use of Radiofrequency Blocks, regardless of the application of other penalties contemplated in the Regulation of Anatel.

§6- The percentage contemplated in the heading shall apply in the interval of extension of the rights for use of radiofrequency, regardless of the Radiofrequencies contemplated in this extension.

§7 – In any of the situations that lead to the extinction of this Authorization, the values of the installments paid of the public price and the guarantee amount of execution of the Scope Commitments, to the date of said extinction, shall not be reimbursed.

§8- Only in events of waiver of this Authorization, the installments to fall due of the public price and the amount of performance bond of the Scope Commitments not yet redeemed by compliance with the Scope Commitments will be considered undue, and Anatel may begin a new bidding procedure contemplated in this authorization.

§9- In addition to the performance bond of Scope Commitments, if there is lack of compliance with the Scope Commitments, the Authorizee will be subject to a Procedure for Verification of Lack of Compliance with Obligations – PADO, which will lead Anatel to decide for the sanction applicable to the situation detected.

Clause 3.3 – The request for extension of the right of use of the radiofrequencies shall be sent to ANATEL in the interval of four years, maximum, to three years, at least, prior to the date of maturity of the original term.

Sole§ - The denial will only occur if the interested party is not making rational and adequate use of the radiofrequency, if it has committed repeated offenses in its activities, or if modification of the destination of the use of the radiofrequency is necessary.

Clause 3.4 – ANATEL is authorized to bring new proceedings of concession of authorization for SMS exploitation, if a request for extension is not formulated timely.

Chapter IV
Prerogatives of ANATEL

Clause 4.1. Without prejudice to the other regulatory provisions, ANATEL shall:

I – ensure compliance with the rules and regulations in force and those, which, during the effectiveness of this Term, are edited;

II – restrain behavior prejudicial to free competition;

III – prevent economic concentration, including imposing restrictions, limits or conditions to this Term;

IV – administer the spectrum of radiofrequencies, applying the legal and regulatory penalties;

V – extinguish this Term in the cases contemplated herein and in the applicable legislation;

Clause 4.2. ANATEL may determine to the AUTHORIZEE to cause to cease immediately the broadcasting of any telecommunications station, which is causing prejudicial interference in the telecommunications services regularly exploited, until the interference has ceased.

Chapter V
General conditions of the Concession of Authorization for Use of the Radiofrequency Blocks

Clause 5.1. The Concession of Authorization for Use of Radiofrequency Blocks may only be associated to the authorization for the exploitation of the Personal Mobile Service.

Clause 5.2. The AUTHORIZEE undertakes to strictly observe all the regulation dealing with the Authorization for Use of Radiofrequency Blocks presently GRANTED, being subject including to new regulations and alterations that may be edited.

Clause 5.3. The AUTHORIZEE shall not have an acquired right to maintenance of the existing conditions on the date of execution of this Term, and shall observe the new conditions imposed by law or by the regulation to be edited by ANATEL.

Clause 5.4. The AUTHORIZEE shall ensure that the installation of the telecommunications stations, as well as their expansion is in accordance with the regulatory provisions, especially the limitations in connection with the distance from airports, aerodromes, radiogonometry stations and indigenous areas.

Clause 5.5. The installation, operation and disabling of the telecommunications station shall comply with the provisions in the regulations.

Clause 5.6. The AUTHORIZEE shall use the respective blocks on its account and risk, being entirely responsible for any losses resulting from its use.

Clause 5.7. The AUTHORIZEE is solely responsible for any damage that it may cause to its users, or to third parties, by virtue of the use of the respective blocks, excluding all and any responsibility of ANATEL.

Clause 5.8. The equipment that composes the telecommunication stations of the systems must have certification issued or accepted by ANATEL, according to the regulations in force.

Chapter VI
Availability of Authorization for Use of the Radiofrequency Blocks

Clause 6.1. The right of use of the radiofrequency blocks mentioned in this Chapter does not elide ANATEL’s prerogative of modifying its destination or ordering the alteration of powers or other technical characteristics.

Clause 6.2. Unjustified failure to use the radiofrequency blocks will subject the AUTHORIZEE to the applicable sanctions, according to the regulations.

Chapter VII
Transfer of the Authorization for Use of the Radiofrequency Blocks

Clause 7.1. The authorization for use of radiofrequency blocks without the corresponding transfer of authorization of the provision of service linked to it is non-transferable.

Clause 7.2. The authorization for use of the radiofrequency blocks shall be extinguished with the advent of its final term or in the case of its irregular transfer, as well as by forfeiture, decay, waiver or annulment of the telecommunications service authorization using it.

Chapter VIII
Non-obligation of continuity and right of waiver

Clause 8.1. This Term does not impose on the AUTHORIZEE the duty of continuity of the use of the respective blocks, being entitled to right of waiver pursuant to the terms of Article 142 of Law No. 9.472, of 1997, in compliance with the provisions in this Term.

§1 The right of waiver does not elide the duty of the AUTHORIZEE to guarantee to the users, as contemplated in this Term and in the regulation, previous knowledge of the interruption of use of the authorized radiofrequency blocks.

§2 The right of waiver, equally, does not elide the duty of the AUTHORIZEE to comply with the commitments of interest by the collectivity assumed by it with the execution of this Term.

Chapter IX
Inspection

Clause 9.1. The AUTHORIZEE must permit to the agents of ANATEL at any time free access to the equipment and facilities, as well as supply to them all the documents and information necessary to performance of the inspection activities.

Sole § The AUTHORIZEE may appoint a representative to follow up on the inspection agents in its visits, inspections and activities.

Clause 9.2. The AUTHORIZEE undertakes to pay the inspection rates under the terms of the legislation, especially the Rates of Inspection of Installation and Operation.

Sole §. The inspection rates shall be collected according to the table that integrates Attachment I of Law No. 5.070, of July 7, 1966, with its alterations.

Chapter X
Scope Commitments

Clause 10.1. The AUTHORIZEE shall comply with the following Scope Commitments, for municipalities below 30,000 (thirty thousand) inhabitants and Municipalities without SMP;

I – comply, with SMP provided in the radiofrequency sub-ranges J, F, G, I other authorized sub-ranges for provision of SMP, the municipalities with population below 30,000 (thirty thousand) inhabitants and municipalties without SMP, listed on Tables I of Attachment I of this Term;

II – comply, with SMP provided in the radiofrequency sub-ranges J, F, G, I, the municipalities with population below 30,000 (thirty thousand) inhabitants, listed on Tables 2 and 3 of Attachment I of this Term;

§1 Attendance to the municipalities set forth in item I shall comply with the following terms:

a) 50% of all the municipalities within 12 months after publication of the statement of the Term of Authorization in the Union Gazette – DOU;

b) 100% of all the municipalities within 24 months after publication of the statement of the Term of Authorization in the DOU.

§2 Attendance to all the municipalities with population below 30,000 (thirty thousand) inhabitants shall be performed with SMP, provided in the sub-ranges of radiofrequency J, F, G or I from the 49th (forty-ninth) month after publication of the statement of the Term of Authorization, each year fifteen percent (15%) of the total number of municipalities shall be attended, as set forth in Table 2 of Attachment I of this Term, until the end of ninety-six (96) months sixty percent (60%) of the municipalities are attended.

§3 For attendance of the municipalities with population below thirty thousand (30,000) inhabitants, Anatel has consented in the use of the same network by two or more providers, including the sharing of the block of radiofrequencies granted for SMP, according to the express provision contained in §2 of Article 1 of the Regulation on Conditions of Use of Radiofrequencies in the SMP Ranges, approved by Resolution No. 454, of December 11, 2006.

§4 Pursuant to the terms of the regulation to be issued, the SMP Authorizee  , for the municipalities with population below 30,000 (thirty thousand) inhabitants, after two years from the beginning of the regular service offer, is obliged to sign, with other SMP providers, which request it, a contract that permits them to commercialize the service, in said municipalities, using the authorized network in operation.

§5 The Authorizee, in its Provision Area, is obliged to attend subscribers visitors from other SMP Authorizee  (s), including in the same Provision Area, in municipalities with population below thirty thousand (30,000) inhabitants, except in the municipalities where the Authorizee (s) already dispose of infrastructure for the provision of SMP, in compliance with the technology standard.

Clause 10.2. The Authorizee shall comply with the following Scope Commitments, for municipalities with population of more than 30,000 (thirty thousand) and less than 100,000 (one hundred thousand) inhabitants:

I – attend, with SMP provided in radiofrequency sub-ranges J, F, G or I, 50% of the municipalities with population of more than 30,000 (thirty thousand) and less than 100,000 (one hundred thousand) within 60 months after publication of the statement of the Term of Authorization in the DOU.

Clause 10.3. The Authorizee shall comply with the following Scope Commitments, for municipalities with population of more than 100,000 (one hundred thousand) inhabitants;

I – attend, with SMP provided in the sub-ranges of radiofrequencies J, F, G or I 100% of the municipalities with population of more than 100,000 inhabitants, as follows:

a) hold a coverage area equivalent to at least 50% (fifty percent) of the urban area in 50% (fifty percent) of the State capitals, of the municipalities with more than 500,000 (five hundred thousand) inhabitants and, in Region II, also the Federal District, within 12 (twelve) months after publication of the statement of the Term of Authorization in the DOU;

b) attend the State capitals, the municipalities with more than 500,000 (five hundred thousand) inhabitants and, in Region II, also the Federal District, within 24 (twenty-four) months after publication of the statement of the Term of Authorization in the DOU;

c) hold a coverage area equivalent to at least 50% (fifty percent) of the urban area in 50% (fifty percent) of municipalities with more than 200,000 (two hundred thousand) inhabitants, within 36 (thirty-six) months after publication of the statement of the Term of Authorization in the DOU;

d) attend the municipalities with more than 200,000 (two hundred thousand) inhabitants within 48 (forty-eight) months after publication of the Term of Authorization in the DOU;

e) attend municipalities with more than 100,000 (one hundred thousand) inhabitants within 60 (sixty) months after publication of the statement of the Term of Authorization in the DOU.

Clause 10.4. A municipality will be considered attended when a coverage area contains, at least, eighty percent (80%) of the urban area of the District Headquarters of the municipality attended by the Personal Mobile Service.

Clause 10.5. The municipalities are defined considering the estimates of the Population for States and Municipalities, with reference date on July 1, 2006, published by IBGE (Brazilian Institute of Geography and Statistics) through Resolution No. 2, of August 28, 2006, published in the Union Gazette – DOU, of August 31, 2006.

Clause 10.6. In addition to execution of the performance bonds of the corresponding Scope Commitments, noncompliance with the commitments subjects the AUTHORIZEE to the sanctions contemplated in this Term and in the regulations, and may result in extinction of the authorization.

Clause 10.7. During the period of exploitation of the service, the value presented as performance bond of the Scope Commitments may be redeemed, by request from the Authorizee, containing evidence of compliance with the commitments assumed in the terms established.

Clause 10.8. The redemption  mentioned in the previous Clause shall only occur when compliance with the commitments assumed occurs in a form and period provided in this term.

Clause 10.9. The redemption, according to the case, shall occur after a certificate issued by Anatel, which will occur immediately upon an inspection procedure, as follows:

a)	by substitution of a new instrument corresponding to the total remaining value of the Authorization and thus successively;
b)	upon return, through receipt, of the performance bond of the Scope Commitments;

Clause 10.10. Total or partial noncompliance with the commitments assumed in connection with the Scope Commitments may lead to forfeiture of this authorization, in addition to execution of the performance bonds of the Scope Commitments presented, proportionately to the commitments assumed and not complied with in relation to the number of municipalities resulting from the Scope Commitments provided in this term.

Clause 10.11. The Authorizee shall revalidate the performance bonds of the Scope Commitments within 5 (five) business days prior to the end of the respective valid date, extending its validity for minimum periods of 12 (twelve) months. The term shall comprise the period of analysis of compliance with the commitments until conclusion and issue of a certificate by Anatel.

Clause 10.12. Delay in revalidation of the performance bonds of the Scope Commitments may lead to forfeiture of this authorization.

Clause 10.13. In the event of extinction of the Authorization, Anatel may transfer the amount of the performance bond of the Scope Commitments to the prevailing bidder in the subsequent bidding procedure in the same area of provision, for conclusion of compliance with the commitments assumed and not complied with, until the date of extinction, within the periods stipulated.

Clause 10.14. Every year relative to compliance with the scope commitments, the Authorizee shall send to Anatel, on the 1st (first) business day of the 10th (tenth) month, correspondence, advising which municipalities are already attended and which will be attended by the end of the year, for purposes of beginning of verification of the Agency in connection with compliance with the Scope Commitments.

Clause 10.15. For purposes of redemption of the performance bond of the Scope Commitments, Anatel’s verification shall be concluded within 2 (two) months from the maximum period established of the said commitments.

Clause 10.16. Anatel may, at any time, request to the Authorizee a list with an estimate of attendance, which shall contain the municipalities to be attended and the respective attendance periods.

Clause 10.17. The values presented as performance bond of the Scope Commitments are listed on Table 1 of Attachment II of this Term.

Chapter XI
Sanctions

Clause 11.1.  Noncompliance with conditions or commitments assumed, associated to the Authorization of Use of Radiofrequency Blocks, shall subject the AUTHORIZEE to the sanctions established in the specific regulation, without prejudice to civil and criminal sanctions.

Clause 11.12. Noncompliance with the provisions in Clauses 15.3 and 15.3.1 of this term may lead to forfeiture of the Authorization for exploitation of the SMP or of the Authorization for use of Radiofrequencies.

Chapter XII
Extinction

Clause 12.1. This term will be extinguished by cancellation, forfeiture, decay, waiver or annulment, in compliance with the provisions in this Chapter.

Clause 12.2. The cancellation of the Concession of Authorization for Use of the Radiofrequency Blocks may be decreed when there is loss of the indispensable conditions for maintenance of the respective Authorization for Use of the Radiofrequency Blocks.

Clause 12.3. The forfeiture of the Concession of Authorization of Use of Radiofrequency Blocks may be decreed in the following events:

I – performance of serious offense;

II – transfer of authorization for use of radiofrequency blocks;

III – repeated noncompliance with the commitments assumed in this Term or in the provisions in the regulations;

IV – failure of payment of the Inspection Installation Fees and Operating Inspection Fees, as provided in Law No. 5.070, of July 7, 1966, with its alterations.

Clause 12.4. The annulment of the Concession for Authorization of Use of Radiofrequency Blocks shall result from recognition, by the administrative or judicial authority, of irregularity that cannot be remedied of this Term.

Clause 12.5. Bilateral termination shall operate from the requirement of waiver, formulated by the AUTHORIZEE, indicating the period in which it intends to continue to use the radiofrequency blocks prior to their final interruption, which shall not be less than 6 (six) months.

§1. Termination does not elide the compulsoriness for AUTHORIZEE to answer for the damages caused to users.

§2. The instrument of bilateral termination shall contain provisions on the conditions and terms in which the termination will operate.

Clause 12.6. The extinction of the Concession for Authorization for Use of Radiofrequency shall be declared in an appropriate administrative procedure, the adversary party system and full defense being assured to AUTHORIZEE.

Clause 12.7. ANATEL may not be held liable for users or for third parties or for any charges, liens, obligations or commitments with third parties or employees of AUTHORIZEE, caused by extinction pronounced in the form contemplated in the regulation and in this Term.

Clause 12.8. The extinction of transfer of this authorization will lead to the extinction or transfer of the authorization contemplated in the Terms of Authorization of Radiofrequency Use No.s 46/2008/SPV – ANATEL, 47/2008/SPV – ANATEL, 48/2008/SPV – ANATEL, 49/2008/SPV - ANATEL, 50/2008/SPV – ANATEL and 56/2008/SPV – ANATEL.

Chapter XIII
The Legal Regime and the Applicable Documents

Clause 13.1. This Term is governed by Law 9.472, of 1977, and regulations resulting from it, especially Regulation of Use of the Spectrum of Radiofrequencies.

Chapter XIV
Venue

Clause 14.1. The Forum of the Judiciary Section of the Federal Court of Brasilia, Federal District shall be competent to settle issues arising out of this Term of Authorization.

Chapter XV
Final Provisions

Clause 15.1. This Term of Authorization shall enter into force from the Publication of its statement in the Union Gazette.

Clause 15.2. In the contracting of services and in the acquisition of equipment and materials linked to the service contemplated in this Term, the Authorizee undertakes to consider the offer of independent suppliers, including national ones, and to based its decisions, with respect to the different offers presented, in compliance with the objective criteria of price, delivery conditions, and technical specifications established in the relevant regulation.

Clause 15.2.1. In the cases where there is equivalence among offers, the Authorizee  undertakes to use as a tie-break criteria, the preference of services supplied by companies located in Brazil, equipment, computer programs (software) and materials produced in Brazil, and, among them, those with national technology. The equivalence mentioned in this item will be verified when, cumulatively:

a)	the national price is smaller than or equal to the price of the imported one, placed in the national territory, including accruing taxes;

b)	the delivery period is compatible with the service needs; and

c)	the technical specifications established in the relevant regulation are met and have certification issued or accepted by Anatel, when applicable.

Clause 15.2.2. The following are comprised as services, those related to research and development, planning, project, implementation, and physical installation, operation, maintenance, as well as the acquisition of computer programs (software), supervision, evaluation tests of telecommunications systems.

Clause 15.3. This authorization must be unified with the SMP authorizations, already existing, belonging to the same Region of the General Authorizations Plan of SMP, in the case of Authorizee, its subsidiaries, parent companies and associated companies, shall already hold authorization to provide the SMP service in the same region of the General Authorizations Plan – PGA.

Clause 15.3.1. The unification shall occur within 18 (eighteen) months from the publication in the DOU of the statement of the Term.

IN WITNESS WHEREOF, the parties sign this instrument in 03 (three) counterparts of equal tenor and form, before the undersigned witnesses, who also sign it, to produce its legal and judicial effects.

Brasilia, April 29, 2008

For ANATEL:

[signature]
JARBAS JOSÉ VALENTE
Private Services Superintendent

For AUTHORIZEE:
[signature]
PAULO ROBERTO DA COSTA LIMA
Attorney-in-fact of TIM Celular S.A.
ID IFP No. 02100430-4

[signature]
LEANDRO ENRIQUE LOBO GUERRA
Attorney-in-fact of TIM Celular S.A.
ID SSP-PR No. 3055777-8

Witnesses:

[signature]
NELSON MITSUO TAKAYANAGI
ID SSP-DF No. 435.023

[signature]
EDUARDO JENNER BRASIL XAUD
ID SSP-PR No. 10.608

DIÁRIO OFICIAL DA UNIÃO (UNION GAZETTE)
Federative Republic of Brazil – National Press

Published on April 30, 2008

PARTIES: National Telecommunications Agency – Anatel and TIM CELULAR S.A. CNPJ No. 04.206.050/0001-80 TYPE: TERM OF AUTHORIZATION No. 45/2008/SPV – ANATEL, resulting from Act No. 1699, of March 26, 2008, published in the Union Gazette – DOU, of March 28, 2008. PURPOSE: Concession of Authorization for Use of Radiofrequency Blocks, in Sub-range(s) “I” (1,955 MHz to 1,965 MHz for transmission of Mobile Stations and 2,145 MHz to 2,155 MHz for transmission of Base Radio Stations), in the state ofSanta Catarina, for the term of 15 (fifteen) years, counted from the date of publication of this statement, for remuneration, associated to the Authorization for the Provision of Personal Mobile Service – SMP, TERM OF AUTHORIZATION No. 049/2004/SPV-ANATEL, of December 30, 2004, published in DOU of January 14, 2005, being subject to extension, a single time, for an equal period, for remuneration, its term being subject to the maintenance of the requirements contemplated in the respective term, as defined in Bid Notice No. 002/2007/SPV – ANATEL. EXECUTION DATE: April 29, 2008. SIGNATORIES: JARBAS JOSÉ VALENTE, Private Services Superintendent of Anatel and PAULO ROBERTO DA COSTA LIMA and LEANDRO ENRIQUE LOBO GUERRA, Attorneys-in-Fact of TIM NORDESTE S.A.

ATTACHMENT 1 – LIST OF MUNICIPALITIES OF THE SCOPE COMMITMENTS
TABLE 1
Municipalities without SMP (Year 1/Year 2)

AM/AP/ES/MA/ PA/RJ/RR
AM: Amaturá; Envira; Guajará; Itamarati; Juruá; Tonantins.
MA: Amapá do Maranhão; Benedito Leite; Bequimão; Boa Vista do Gurupi; Buriti; Central do Maranhão; Centro Novo do Maranhão; Duque Bacelar; Feira Nova do Maranhão; Fortaleza dos Nogueiras; Godofredo Viana; Gonçalves Dias; Governador Archer; Governador Eugênio Barros; Governador Newton Bello; Guimarães; Igarapé Grande; Lima Campos; Loreto; Luís Domingues; Magalhães de Almeida; Nova Colinas; Olho d'Água das Cunhãs; Palmeirândia; Paraibano; Paulo Ramos; Peri Mirim; Pirapemas; Ribamar Fiquene; Sambaíba; Santo Antônio dos Lopes; São Bernardo; São Felix de Balsas; São João do Paraíso; São Luís Gonzaga do Maranhão; São Pedro dos Crentes; São Raimundo das Mangabeiras; Sao Vicente Ferrer; Sitio Novo; Tasso Fragoso; Timbiras; Vila Nova dos Martírios; Vitorino Freire; Governador Nunes Freire; Penalva;
PA: Anajás; Aveiro; Bonito; Chaves; Colares; Floresta do Araguaia; Gurupá; Magalhães Placas; Barata Santa Cruz do Arari; São João do Araguaia; Novo Progresso.
RR: Amajari; Bonfim; Normandia.
ES: Bom Jesus do Norte.

AC/DF/GO/MS MT/ PR (Sercomtel Area)/ RO/ RS/ TO
AC: Epitaciolândia.
GO: Alto Horizonte; Amaralina; Arenópolis; Bonópolis; Campinaçu; Campos Verdes; Diorama; Montividiu do Norte; Mutunópolis; Nova Iguaçu de Goiás; Nova Roma; Santa Fé de Goiás; Santo Antônio de Goiás; Trombas; Turvelândia; Uirapuru.
MS: Japorã; Juti.
MT: Apiacás; Campinápolis; Campos de Júlio; Cocalinho; Nova Maringá; Novo São Joaquim; Porto dos Gaúchos; Rio Branco; São José do Xingu.
RO: Cabixi; Cacaulândia; Castanheiras; Chupinguaia; Nova União; Parecis; Pimenteiras do Oeste; Primavera de Rondônia; Rio Crespo; São Felipe D'Oeste; Seringueiras; Teixeirópolis; Vale do Anari.
RS: Boa Vista do Incra; Braga; Capão do Cipó; Eugênio de Castro; Garruchos; Ivorá; Jari; Lagoa dos Três Cantos; Maçambara; Nova Alvorada; Nova Bréscia; Paim Filho; Pinhal da Serra; Pirapó; Pontão; Quevedos; Santo Expedito do Sul; Toropi; Tunas; Tupanci do Sul; Ubiretama; Vanini; Vitória das Missões.
TO: Bom Jesus do Tocantins; Esperantina; Itaguatins; Palmeiras do Tocantins; Praia Norte; Tupirama.

SC
Agronômica; Alto Bela Vista; Anchieta; Arabutã; Arroio Trinta; Arvoredo; Bela Vista do Toldo; Braço do Trombudo; Calmon; Caxambu do Sul; Chapadão do Lageado; Dona Emma; Doutor Pedrinho; Erval Velho; Gaivão; Guatambú; Ibiam; Ibicaré; Imbuia; Iguaçu; Ipumirim; Iraceminha; Lacerdópolis; Lindóia do Sul; Macieira; Major Vieira;  Matos Costa; Mirim Doce; Morro Grande; Nova Itaberaba; Paial; Passo de Torres; Peritiba; Presidente Castello Branco; Riqueza; Romelândia; Salto Veloso; Santa Rosa de Lima; Santa Terezinha; São João do Itaperiú; São João do Oeste; São Martinho; Treviso; Treze de Maio; Vargeão; Vidal Ramos; Vitor Meireles; Witmarsum; Xavantina;

PR (Except Sercomtel Area)
Abatiá; Altamira do Paraná; Ângulo; Arapuã; Ariranha do Ivaí; Barra do Jacaré; Boa Esperança; Cafeara; Campina do Simão; Corumbataí do Sul; Cruzmaltina; Espigão Alto do Iguaçu; Farol; Fénix; Floral; Floresta; Flórida; Francisco Alves; Godoy Moreira; Honório Serpa; Janiópolis; Jundiaí do Sul; Lidianópolis; Lobato; Luiziana; Maripá; Mato Rico; Miraselva; Munhoz de Melo; Nova América da Colina; Nova Santa Rosa; Nova Tebas; Novo Itacolomi; Ouro Verde do Oeste; Pato Bragado; Prado Ferreira; Pranchita; Quarto Centenário; Rancho Alegre D'Oeste; Rio Bom; Rio Branco do Ivaí; Sabáudia; Santa Inês; Santo Antônio do Paraíso; Santo Inácio; São Jorge d’Oeste; São José da Boa Vista; Saudade do Iguaçu; Uniflor; Verê;

SP	Canas;
MG (Except Sercomtel Area)
PB
Água Branca; Aguiar; Amparo; Assunção; Belém do Brejo do Cruz; Bernardino Batista; Bom Jesus; Bom Sucesso; Bonito de Santa Fé; Borborema; Brejo do Cruz; Brejo dos Santos; Cachoeira dos Jndios; Cacimbas; Caldas Brandão; Camalaú Carrapateira; Catingueira; Congo; Coxixola; Emas; lgaracy; Imaculada; Jericó; Junco do Seridó; Juru; Lagoa; Livramento; Maraína; Matinhas; Mato Grosso; Monte Horebe; Nova Olinda; Olho d'Agua; Ouro Velho; Parati; Paulista; Pilões; Poço Dantas; Poço de José de Moura; Prata; Riacho dos Cavalos; Salgadinho; Santa Helena; Santana dos Garrotes; Santarém; São João do Rio do Peixe; São João do Tigre; São José de Piranhas; São José de Princesa; São José do Brejo do Cruz; São José do Sabugi; São José dos Cordeiros; São Sebastião do Umbuzeiro; Serra Branca; Serraria; Soledade; Tavares; Triunfo; Uiraúna; Várzea; Zabelê;

PE	Betânia; Caetés; Carnaíba; Cedro; Dormentes; Flores; Granito; Inajá; Itapetim; Manari; Mirandiba; Moreilândia; Orocó; Santa Cruz; Santa Filomena; Tacaratu; Tupanatinga; Vertentes;
AL	Campo Grande;
PI
Aroazes; Baixa Grande do Ribeiro; Barra D’Alcântara; Brasileira; Curimatá; Francinópolis; Gilbués; Itaueira; Jaicós; Lagoa do Sítio; Novo Oriente do Piauí; Prata do Piauí; Ribeiro Gonçalves; Santa Cruz dos Milagrs; Santa Filomena; São Félix do Piauí; São Miguel da Baixa Grande; Simões; Simplício Mendes; Várzea Grande;

RN
Almiro Afonso; Antônio Martins; Augusto Severo; Bodó; CerroCorá; Felipe Guerra; Florânia; Francisco Dantas; Frutuoso Gomes; Governador Dix-Sept; Rosado; Ipueira; Janduís; João Dias; José da Penha; Lagoa Nova; Lucrécia; Luís Gomes; Marcelino Vieira; Messias Targino; Olho-d’Água do Borges; Paraná; Paraú; Patu; Pilões; Portalegre; Rafael Fernandes; Rafael Godeiro; Riacho da Cruz; Rodolfo Fernandes; São Fernando; São Francisco do Oeste; São João do Sabugi; São Tomé; São Vicente; Serra Negra do Norte; Serrinha dos Pintos; Severiano Melo; Taboleiro Grande; Tenente Ananias; Tenente Laurentino Cruz; Timbaúba dos Batistas; Triunfo Potiguar; Upanema; Viçosa;

CE
Aiuaba; Arneiroz; Cariús; Carnaubal; Ererê; Hidrolândia; Independência; Ipaporanga; Iracema; Milhã; Monsenhor Tabosa; Novo Oriente; Pires Ferreira; Poranga; Portiretama; Quiterianópolis; Solonópole; Bela Cruz; Itarema;

BA/SE
BA: Abaíra; Andorinha; Antônio Gonçalves; Aramar; Barra do Mendes; Barro Alto; Biritinga; Boninal; Botuporã; Brotas de Macaúbas; Canudos; Caturama; Cipó; Cocos; Condeúba; Contendas do Sincorá; Coribe; Dom Basilio; Érico Cardoso; Gentio do Ouro; Glória; Ibiassucê; Ibicoara; Ibipitanga; Ibitiara; Ibititá; Igaporã; Ipupiara; Itaeté; Itiruçu; Iuiú; Jacaraci; Jiquiriçá; Jussiape; Lagoa Real; Lajedo do Tabocal; Licínio do Almeida; Maiquinique; Marcioníliio Souza; Mascote; Matina; Mortugaba; Mulungu do Morro; Nordestina; Nova Redenção; Novo Horizonte; Palmeiras; Piatã; Pindaí; Pindobaçu;  Ribeirão do Largo; Rio do Pires; Sátiro Dias; Saubara; Sebastião Laranjeiras; Serra Dourada; Souto Soares; Urandi; Cachoeira.

TABLE 2

Municipalities with population below 30,000 inhabitants (Year 5, Year 6, Year 7/Year 8)

AM/AP/ES/MA AM/AP/ES/MA/ PA/RJ/RR
AM: Autazes; Boca do Acre.
MA: Amapá do Maranhão; Benedito Leite; Bequimão; Carolina; Central do Maranhão; Centro Novo do Maranhão; Duque Bacelar; Estreito; Feira Nova do Maranhão; Fortaleza dos Nogueieras; Godofredo Viana; Gonçalves Dias; Governador Archer; Governador Eugênio Barros; Governador Newton Bello; Guimarães; Igarapé Grande; Lima Campos; Loreto; Luís Domingues; Magalhães de Almeida; Nova Colinas; Olho d'Água das Cunhãs; Palmeirândia; Paulo Ramos; Peri Mirim; Pirapemas; Porto Franco; Sambaíba; Santo Antônio dos Lopes; São Bernardo; São João do Paraíso; São Luís Gonzaga do Maranhão; São Pedro da Água Branca; São Raimundo das Mangabeiras; São Vicente Ferrer; Timbiras; Turilândia; Vila Nova dos Martírios; Vitorino Freire.
PA: Cana dos Carajás; Curionópolis; Marapanim; Mocajuba; Ourém; Ourilândia do Norte; Tucumã.
RR: Mucajaí.
ES Alfredo Chaves; Anchieta; Baixo Guandu; Boa Esperança; Conceição do Castelo; Guaçuí; Ibiraçu; Iconha; Jerônimo Monteiro; João Neiva; Montanha; Muqui; Rio Novo do Sul; Santa Teresa; São Gabriel da Palha; Sooretama; Vargem Alta.
RJ: Areal; Cantagalo; Carapebus; Casimiro de Abreu; Comendador Levy Gasparian; Cordeiro; Duas Barras; Italva; Itaocara; Macuco; Miracema; Paty do Alferes; Porciúncula; Quissamã; Rio das Flores; Santa Maria Madalena; Sapucaia.

AC/ DF/ GO/ MS/ MT/ PR (Sercomtel Area)/ RO/ RS/ TO
AC: Acrelândia.
GO: Alto Paraíso de Goiás; Bom Jesus de Goiás; Britânia; Cachoeira Alta; Caçu; Campinorte; Corumbá de Goiás; Crixás; Firminópolis; Jandaia; Joviânia; Montividiu; Mozarlândia; Nerópolis; Posse; Santa Rita do Araguaia; São Miguel do Araguaia; Vianópolis.
MS: Agua Clara; Anaurilândia; Aparecida do Taboado; Bandeirantes; Bodoquena; Camapuã; Cassilândia; Costa Rica; Deodápolis; Fátima do Sul; Glória de Dourados; Iguatemi; Inocência; Itaquiraí; Ivinhema; Jardim; Maracaju; Selvíria; Sonora.
MT: Arenápolis; Campo Novo do Parecis; Canarana; Colíder; Colniza; Comodoro; Lucas do Rio Verde; Porto Esperidião; São José dos Quatro Marcos; Sapezal; Vila Bela da Santíssima Trindade.
RO: Cerejeiras; Colorado do Oeste; Monte Negro.
RS: Agudo; Aratiba; Arroio do Meio; Augusto Pestana; Barracão; Caibaté; Campina das Missões; Cândido Godói; Carlos Barbosa; Cerro Largo; Chuí; Crissiumal; David Canabarro; Dois Irmãos; Encantado; Estrela; Flores da Cunha; Frederico Westphalen; Garibaldi; Guaporé; Horizontina; Imigrante; Ivoti; Lagoa Vermelha; Marcelino Ramos; Mata; Nova Prata; Portão; Porto Lucena; Porto Xavier; Quaraí; Roque Gonzales; São Francisco de Assis; São Jerônimo; Serafina Corrêa; Taquari; Terra de Areia; Teutônia; Três Coroas; Três de Maio; Três Forquilhas; Três Passos; Triunfo; Veranópolis.
TO: Alvorada; Araguaçu; Araguatins; Arraias; Augustinópolis; Colinas do Tocantins; Figueirópolis; Formoso do Araguaia; Guaraí; Miracema do Tocantins; Natividade; Pedro
Afonso; Peixe; Taguatinga; Tocantinópolis; Xambioá.

SC
Abelardo Luz; Agrolândia; Alfredo Wagner; Armazém; Balneário Piçarras; Benedito Novo; Bom Retiro; Campo Belo do Sul; Campo Erê; Capinzal; Catanduvas; Cunha Porã; Descanso; Forquilhinha; Guaraciaba; Ipira; Irani; Itá; Itaiópolis; Itapoá; Jaborá; Joaçaba; Laurentino; Lontras; Maravilha; Meleiro; Orleans; Pinhalzinho; Piratuba; Pomerode; Quilombo; Rio do Oeste; Salete; Sangão; São Domingos; São João Batista; São Lourenço do Oeste; São Ludgero; Saudades; Sombrio; Tangará; Tijucas; Três Barras; Treze Tílias; Trombudo Central; Xaxim.

PR (Except Sercomtel Area)
Arapoti; Assis Chateaubriand; Astorga; Barracão; Bela Vista do Paraíso; Borrazópolis; Cafelândia; Cambará; Cândido de Abreu; Candói; Capanema; Capitão Leônidas; Marques; Carambeí; Carlópolis; Cerro Azul; Chopinzinho; Cidade Gaúcha; Clevelândia; Colorado; Corbélia; Coronel Vivida; Cruz Machado; Cruzeiro do Oeste; Cruzeiro do Sul;

Curiúva; Entre Rios do Oeste; Faxinal; Figueira; Goioerê; Guaíra; Ibaiti; Ibema; Inácio Martins; Ipiranga; Ivaí; Ivaiporã; Jaguapitã; Japurá; Jardim Alegre; Jataizinho; Joaquim Távora; Jussara; Loanda; Mallet; Mangueirinha; Manoel Ribas; Marmeleiro; Missal; Moreira Sales; Nova Aurora; Nova Esperança; Nova Fátima; Nova Londrina; Palmital; Palotina; Pérola; Piral do Sul; Planalto; Pontal do Paraná; Porecatu; Quatiguá; Quatro Barras; Querência do Norte; Ribeirão Claro; Roncador; Rondon; Santa Fé; Santa Helena; Santa Isabel do Ivai; Santa Izabel do Oeste; São Carlos do Ivaí; São João; São João do Ivaí; São João do Triunfo; São Miguel do Iguaçu; São Pedro do Ivaí; Sengés; Teixeira Soares; Terra Roxa; Tibagi; Tomazina; Tupãssi; Ubiratã; Wenceslau Braz;

SP	-
MG (Except CTBC Area)	-
PB
Alhandra; Belém; Bonito de Santa Fe; Brejo do Cruz; Caaporã; Caldas Brandão; Catolé do Rocha; Conceição; Coremas; Cuité; Esperança; Imaculada; Itaporanga; Jericó; Manaíra; Mari; Monteiro; Paulista; Picuí; Princesa Isabel; Remígio; Santa Luzia; Santana dos Garrotes; São Bentinho; São Bento; São João do Rio do Peixe; São José de Piranhas; Serra Branca; Soledade; Sumé; Tavares; Uiraúna;

PE
Agrestina; Altinho; Araçoiaba; Betânia; Caetés; Camocim de São Felix; Carnaíba; Cedro; Condado; Dormentes; Feira Nova; Fernando de Noronha; Flores; Gameleira; Inajá; Ipubi; Itapetim; Mirandiba; Moreilândia; Orocó; Passira; Sairé; Tacaratu; Taquaritinga do Norte; Toritama; Triunfo; Tupanatinga; Vertentes;

AL	Anadia; Cajueiro; Lagoa da Canoa; Monteirópolis; Pão de Açúcar
PI
Água Branca; Barro Duro; Bom Jesus; Brasileira; Cocal; Corrente; Curimatá; Gilbués; Inhuma; Itaueira; Jaicós; Paulistana; Piracuruca; Ribeiro Gonçalves; São João do Piauí;  São Raimundo Nonato; Simões; Simplício Mendes; Valença do Piauí;

RN
Alto do Rodrigues; Augusto Severo; Baraúna; Cerro Corá; Florânia; Governador Dix-
Sept Rosado; Itajá; Jardim de Piranhas; Jardim do Seridó; Jucurutu; Lagoa Nova; Lajes; Luís Gomes; Marcelino Vieira; Parelhas; Patu; Pau dos Ferros; Riachuelo; Santa Maria; Santana do Matos; Santo Antônio; São João do Sabugi; São Miguel; Serra Negra do Norte; Tenente Ananias; Umarizal; Upanema;

CE
Aiuaba; Barro; Cariús; Carnaubal; Forquilha; Guararniranga; Ibiapina; Icapuí; Independência; Ipaporanga; Iracema; Jaguaribara; Jijoca de Jericoacoara; Marco; Milhã; Monsenhor Tabosa; Pacoti; Paraipaba; Poranga; Quiterianópolis; São João do Jaguaribe; Solonópole; Ubajara; Uruburetama; Varjota;

BA/ SE
BA: Abaíra; Alcobaça; Andorinha; Barra do Mendes; Biritinga; Brotas de Macaúbas; Canudos; Capim Grosso; Cocos; Condeúba; Coribe; Glória; Ibiassucê; Ibicoara; Ibititá; botirama; Igaporã; Ipupiara; Itaeté; Itiruçu; Lagoa Real; Licínio de Almeida; Luís Eduardo Magalhães; Mascote; Mortugaba; Mulungu do Morro; Piatã; Pindaí; Pindobaçu; Riachão do Jacuípe; Rio do Pires; São Felix do Coribe; Serra Dourada; Sobradinho; Urandi.
SE: Canindé de São Francisco; Japaratuba; Pirambu; Riachão do Dantas; Ribeirópolis,

TABLE 3

Municipalities with population below 30,000 inhabitants (Year 3, Year 4, Year 5/Year 6)

AM/AP/ES/MA/ PARI/RR
AC/DF/GO/MS/ MT/ PR (Sercomtel Area) /RO/ RS /TO	Cachoeira Dourada;
SC
PR (Except Sercomtel Area)
SP
Biritiba-Mirim; Bom Jesus dos Perdões; Joanópolis; Pinhalzinho; Vargem; Álvares Machado; Apiaí; Arealva; Ariranha; Caconde; Cananéia; Cardoso; Castilho; Chavantes; Conchas; Cristais Paulista; Divinolândia; Dois Córregos; Dourado; Dumont; Echaporã; Flórida Paulista; General Salgado; Getulina; Guaiçara; Guapiara; Guarantã; Guareí; Herculândia; Ibirá; Ibirarema; Igaraçu do Tietê; Iguape; Ilha Comprida; iIpeúna; Irapuru; Itariri; Jacupiranga; Junqueirópolis; Luís Antônio; Macaubal; Magda; Miracatu; Miranópolis; Neves Paulista; Nhandeara; Nova Europa; Oriente; Pacaembu; Panorama; Patrocínio Paulista; Pedro de Toledo; Pirapozinho; Pompéia; Potim; Ribeirão Branco; Riolândia; Rosana; Salto Grande; Santo Antônio do Aracanguá; São Sebastião da Grama; Taguaí; Tapiratiba; Teodoro Sampaio; Tupi Paulista; Urupês; Valentim Gentil; Vista Alegre do Alto; Altinópolis; Colômbia; Ipuã;

MG (Except CTBC Area)
Abaeté; Abre Campo; Açucena; Água Boa; Águas Formosas; Alto Caparaó; Alto Rio Doce; Arinos; Augusto de Lima; Bambuí; Belo Oriente; Belo Vale; Bueno Brandão; Buritis; Buritizeiro; Cabo Verde; Cachoeira de Minas; Camanducaia; Candeias; Careaçu; Carmo do Rio Claro; Carmópolis de Minas; Catas Altas; Cláudio; Coração de Jesus; Corinto; Coromandel; Cristais; Cristina; Divino; Dona Eusébia; Espera Feliz; Eugenópolis; Extrema; Fervedouro; Francisco Sá; Fronteira; Galiléia; Grão Mogol; Guaranésia; Guarani; Ibiá; Inhapim; Itacarambi; Itamarandiba; Itambacuri; Itamogi; Itaobim; Itapecerica; Itapeva; Itaú de Minas; Jacutinga; Jequeri; Jequitaí; Jequitinhonha; Juatuba; Juraia; Manga; Manhumirim; Matias Cardoso; Mato Verde; Mercês; Mesquita; Miradouro; Miraí; Monsenhor Paulo; Monte Azul; Monte Belo; Monte Sião; Mutum; Muzambinho; Nova Porteirinha; Padre Paraíso; Pains; Paraisópolis; Peçanha; Pedra Azul; Pedra do Indaiá; Pedras de Maria da Cruz; Perdizes; Piranga; Poço Fundo; Pouso Alto; Resplendor; Rio Acima; Rio Novo; Rio Pardo de Minas; Santa Bárbara do Leste; Santa Margarida; Santa Rita de Caldas; Santo Antônio do Monte; São Geraldo; São Gonçalo do Sapucaí; São João da Ponte; São João do Paraíso; São Thomé das Letras; São Tiago São Vicente de Minas; Serra do Salitre; Simão Pereira; Soledade de Minas; Teixeiras; Turmalina; Varzelândia; Virginópolis;

PB
PE
AL
PI
RN
CE
BA/SE

ATTACHMENT II – LIST OF GUARANTEES FOR THE EXECUTION OF THE COVERAGE COMMITMENTS
TABLE 1

Terms of Authorization	PGA I Region	Value of the Concession	Coverage Commitment
			Servicing of the municipalities without SMP (SMP rendered in radio frequency sub-ranges J, F, G or I, or SMP rendered in remaining radio frequency sub-ranges) Item 4.12, “a” and 4.12.1.

Servicing of municipalities with population below 30 thousand inhabitants (SMP rendered in radio frequency sub-ranges J, F, G or I);
Item 4.12, “b”, 4.12.2 E 4.12.3: Servicing of 60% of the total municipalities below 30 thousand inhabitants of the corresponding P Area

							4.12.2.: Year 5		4.12.2.: Year 6		4.12.2.: Year 7		4.12.2.: Year 8
			Year 1		Year 2		4.12.3.: Year 3		4.12.3.: Year 4		4.12.3.: Year 5		4.12.3.: Year 6
			No of Municipalities	Guarantee for the Execution of the Coverage Commitments (R$)	No of Municipalities	Guarantee for the Execution of the Coverage Commitments (R$)	No of Municipalities	Guarantee for the Execution of the Coverage Commitments (R$)	No of Municipalities	Guarantee for the Execution of the Coverage Commitments (R$)	No of Municipalities	Guarantee for the Execution of the Coverage Commitments (R$)	No of Municipalities	Guarantee for the Execution of the Coverage Commitments (R$)
AM/AP/ES/MA/PA/RJ/RR	I	431,306,182.31	33	19,800,000.00	34	18,360,000.00	21	2,058,000.00	21	1,646,400.00	21	1,317,120.00	21	1,053,696.00
AC/DF/GO/MS/MT/ PR (Sercontel Area) / RO/ RS (Except CTMR) /TO	II	241,072,375.82	35	21,000,000.00	35	18,900,000.00	28	2,744,000.00	28	2,195,200.00	28	1,756,160.00	29	1,455,104.00
SC	II	57,079,202.26	25	15,000,000.00	24	12,960,000.00	11	1,078,000.00	12	940,800.00	11	689,920.00	12	602,112.00
PR (Except Sercontel Area)	II	87,019,824.72	25	15,000,000.00	25	13,500,000.00	21	2,058,000.00	21	1,646,400.00	21	1,317,120.00	21	1,053,696.00
SP	III	272,405,569.27	1	600,000.00	0	-	15	1,470,000.00	19	1,489,600.00	18	1,128,960.00	19	953,344.00
RS (CMTR)	II	2,289,944.20	0	-	0	-	0	-	0	-	0	-	0	-
MG (Except CTBC Area)	I	40,559,848.00	0	-	0	-	26	R$2,548,000.00	26	R$2,038,400.00	26	R$1,630,720.00	27	R$1,354,752.00
PB	I	5,407,165.25	31	18,600,000.00	31	16,740,000.00	8	R$784,000.00	8	R$627,200.00	8	R$501,760.00	8	R$ 401,408.00
PE	I	16,666,417.80	9	5,400,000.00	9	4,860,000.00	7	R$686,000.00	7	R$548,800.00	7	R$439,040.00	7	R$351,232.00
AL	I	4,072,222.60	1	600,000.00	0	-	2	R$196,000.00	1	R$78,400.00	1	R$62,720.00	1	R$50,176.00
PI	I	2,888,798.06	10	6,000,000.00	10	5,400,000.00	5	R$490,000.00	5	R$392,000.00	5	R$313,600.00	4	R$200,704.00
RN	I	5,401,093.16	22	13,200,000.00	22	11,880,000.00	6	R$588,000.00	7	R$548,800.00	7	R$439,040.00	7	R$351,232.00
CE	I	11,210,020.27	9	5,400,000.00	10	5,400,000.00	6	R$588,000.00	6	R$470,400.00	6	R$376,320.00	7	R$351,232.00
BA/SE	I	147,292,991.27	30	18,000,000.00	29	15,660,000.00	10	R$980,000.00	10	R$784,000.00	10	R$627,200.00	10	R$501,760.00

(Table continues)
Terms of Authorization	PGA I Region	Value of the Concession	Coverage Commitment
			Servicing of municipalities with population greater than 30 thousand inhabitants and smaller than 100 thousand inhabitants (SMP rendered in radio frequency sub-ranges J, F, G or I) Item 4.12.4.		Servicing of municipalities with population greater than 100 thousand inhabitants (SMP rendered in radio frequency sub-ranges J, F, G or I) Item 4.12.5
					Year 1		Year 2		Year 3		Year 4		Year 5
			No of Municipalities	Guarantee for the Execution of the Coverage Commitments (R$)	No of Municipalities	Guarantee for the Execution of the Coverage Commitments (R$)	No of Municipalities	Guarantee for the Execution of the Coverage Commitments (R$)	No of Municipalities	Guarantee for the Execution of the Coverage Commitments (R$)	No of Municipalities	Guarantee for the Execution of the Coverage Commitments (R$)	No of Municipalities	Guarantee for the Execution of the Coverage Commitments (R$)
AM/AP/ES/MA/PA/RJ/RR	I	431,306,182.31	72	4,743,889.92	5	15,632,575.00	5	15,555,995.00	8	7,107,177.78	7	5,499,637.50	29	9,693,044.31
AC/DF/GO/MS/MT/ PR (Sercontel Area) / RO/ RS (Except CTMR) /TO	II	241,072,375.82	55	3,623,804.80	4	15,281,658.50	4	15,281,658.00	6	7,788,480.00	6	6,295,287.60	21	9,217,997.81
SC	II	57,079,202.26	16	1,054,197.76	0	-	1	3,820,414.00	2	2,312,632.00	1	1,049,214.60	6	2,633,713.66
PR (Except Sercontel Area)	II	87,019,824.72	19	1,251,859.84	1	3,820,414.50	0	-	3	3,468,948.00	3	3,147,643.80	10	4,389,522.77
SP	III	272,405,569.27	60	3,953,241.60	5	43,457,555.56	4	6,664,000.00	15	12,020,696.97	13	9,360,635.45	35	15,307,829.97
RS (CMTR)	II	2,289,944.20	0	-	0	0	0	-	1	1,156,316.00	0	-	0	-
MG (Except CTBC Area)	I	40,559,848.00	38	2,503,719.68	2	13,058,500.00	1	1,862,000.00	4	3,003,233.33	4	2,725,065.00	13	5,748,672.16
PB	I	5,407,165.25	5	329,436.80	1	3,345,774.50	0	-	1	674,765.43	0	-	1	349,569.05
PE	I	16,666,417.80	25	1,647,184.00	1	2,841,066.67	1	3,345,774.00	2	1,349,530.86	2	1,224,533.33	4	1,398,276.20
AL	I	4,072,222.60	8	527,098.88	1	3,345,774.50	0	-	0	-	1	612,266.67	0	-
PI	I	2,888,798.06	6	395,324.16	0	-	1	3,345,774.00	0	-	0	-	1	349,569.05
RN	I	5,401,093.16	6	395,324.16	1	3,345,775.00	0	-	1	674,765.43	0	-	1	349,569.05
CE	I	11,210,020.27	27	1,778,958.72	0	-	1	3,345,774.67	1	674,765.43	1	612,266.67	5	1,747,845.24
BA/SE	I	147,292,991.27	42	2,767,269.12	2	9,976,435.00	1	8,167,635.00	2	2,092,300.00	2	1,898,505.00	10	5,049,252.49